Exhibit 99
                                   ----------

Risk Factors of the Company
---------------------------

         Since its organization, Phage has had limited operations and is a "start-up" or "development stage" company. As with any company at this stage, there may be unforeseen costs, expenses, problems and difficulties of which the management may not be aware of. A commitment of substantial resources to conduct time-consuming research and development and clinical studies will be required if Phage is to complete the development of any potential products. Phage has not yet begun to market or generate revenues from the commercialization of its products and expects to incur further substantial losses for the foreseeable future. There can be no assurance that any of Phage's products will meet applicable health regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed, or that the investment made in such potential products will be recouped through product sales to generate sufficient revenues to fund its continuing operations. There can be no assurances that Phage, or its subsidiary, Phage Therapeutics will achieve profitability in the future, or, if so, as to the timing or amount thereof. Phage's products and technologies are currently in the research and development stages and there can be no assurance that these programs conducted by Phage will result in commercially viable products. To obtain regulatory approvals for some of Phage's products and to achieve commercial success, human clinical trials must demonstrate that the products are safe for human use and that they show efficacy. No assurance can be given that any animal or human tests, if undertaken, will yield favourable results. Unsatisfactory results obtained from a particular study relating to one or more of Phage's products or technologies may cause Phage to reduce or abandon its commitment to that program.

Regulatory Approvals
--------------------

         The procedure involved in obtaining regulatory approval from the competent authorities to market therapeutic products is long and costly and may delay product development. The approval to market a product may be applicable to a limited extent only or it may be refused. Such limitations or refusal could be detrimental to the sales and profitability of Phage. To date, Phage Therapeutics has not submitted applications to the FDA for the marketing of its products. There can be no assurance that Phage will obtain such regulatory approval on a timely basis or at all.

Patents
-------

         Phage Therapeutics has filed two patents. The first patent is to protect Phage Therapeutic's bacteriophage compositions of matter, methods for their production, strains of bacteria and bacteriophage, the therapeutic uses of bacteriophage for treating patients, Staphylococcal products and to create significant barriers to entry by potential competitors. The second patent is to protect a proprietary, novel, natural source for Phage Therapeutics's library of Staphylococcal bacteriophage active against both Staphylococcus aureus and S. epidermidis. (For more information about the patent applications, please refer back to "Patents, Trademarks & Licenses" on page 6). However, at this time, both patents are still pending and the Company is unaware as to when, or if, the patents will be accepted or registered. Both of these patents are critical in protecting Phage Therapeutics' bacteriophage compositions of matter, methods for their production, strains of bacteria and bacteriophage, the therapeutic uses of bacteriophage for treating patients, Staphylococcal products and its library of Staphylococcal bacteriophage from potential competitors.

         There can be no assurance, however, that the filing of the above patent applications will prevent or provide meaningful protection or adequate remedies for Phage Therapeutics's technology in the event of unauthorized use or disclosure of such information.

         Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to, compounds or processes used by or competitive with those of Phage. The issuance of patents based on such compounds or processes could adversely affect the ability of Phage or its subsidiary to market and sell Phage's or its subsidiary's products. If a license is required, there can be no assurance that Phage or its subsidiary will be able to obtain such a license, or that, if obtainable, such a license would be available on reasonable terms.

         Patent litigation is becoming widespread in the biotechnology industry and it is not possible to predict how any such litigation will affect Phage's or Phage Therapeutics' efforts to perform clinical testing or manufacture and market any products under development. Further, there can be no assurance that Phage's or Phage Therapeutics' patents, if issued, would be held valid by a court of competent jurisdiction. Phage may also become involved in interference proceedings in


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connection  with one or more of its patents or patent  applications to determine priority of invention, which could result in substantial cost to Phage or Phage Therapeutics, as well as a possible adverse decision as to priority of invention of the patent or patent application involved.

Competition
-----------

         The pharmaceutical and biotechnology industries are highly competitive. Phage competes with other companies, academic and research institutions which have substantially greater resources to those of Phage. Other companies may succeed in developing products earlier than Phage, obtaining regulatory approvals for such products more rapidly than Phage or its subsidiary, or developing products that are more effective than those proposed to be developed by Phage.

         While Phage will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and development by others will not render Phage's technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy developed by Phage, or that any therapy developed by Phage will be preferred to any existing or newly developed technologies.

Manufacturing
-------------

         Phage has not yet manufactured any products for commercial distribution and in order to be successful, Phage's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Phage does not have facilities for the production of its products under development and will initially obtain the small amounts of its products it requires for clinical studies from contract manufacturing companies. In order to manufacture it products in commercial quantities, if it elects to do so, Phage will need to develop its own manufacturing facilities or contract with third parties to manufacture its products. There can be no assurance, however, that Phage will be able to develop or otherwise secure access to such facilities or that Phage or any third parties Phage contracts with will be able to produce commercial quantities of Phage's products at reasonable cost, or at all.

Product Liability
-----------------

The sale and use of products under development by Phage, and the conduct of clinical studies involving human subjects, may entail risk of product liability. Phage does not currently have in place product liability insurance for its products but expects that, as Phage expands, it will require such insurance. There can be no assurance that Phage will be able to obtain appropriate levels of product liability insurance prior to the sale of its products. An inability to obtain insurance on economically feasible terms or to otherwise protect against potential product liability claims could inhibit or prevent the commercialization of products developed by Phage. The obligation to pay any product liability claim or recall a product could have a material adverse effect on the business, financial condition and future prospects of Phage.